EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 15, 2012 (the “Effective Date”), by and between Investview, Inc., a Nevada corporation (the “Company”) at 1244 South Business Park Drive, Suite 240, Draper, Utah 84020 and John R. MacDonald (“Executive”, and together with the Company, the “Parties”) at 38 River Avenue, Monmouth Beach. NJ 07750.

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the Parties set forth below, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.       Term. Executive’s employment hereunder shall commence as of the Effective Date, and subject to earlier termination in accordance with the terms of Section 8 hereof, shall terminate on the second anniversary of the Effective Date (the “Term”); provided that the Term shall automatically be extended for successive two (2) year periods unless, prior to the 90th calendar day preceding the expiration of the then existing Term, either Company or Executive provides written notice to the other that it elects not to renew the Term. Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate and neither party shall have any further obligations thereafter arising under this Agreement, except as explicitly set forth herein.

Section 2.       Position; Duties; Principal Place of Business.

(a)       During the Term, Executive (i) will be employed by the Company as its President and Chief Financial Officer, (ii) will have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions in enterprises of a similar size and structure, (iii) shall be assigned no authorities, duties or responsibilities that are inconsistent with, or that impair his ability to discharge, the foregoing authorities, duties and responsibilities, and (iv) shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b)       During the Term and except as otherwise agreed to in writing by the Company, Executive shall devote Executive’s full employable time, attention and best efforts to the business affairs of the Company (except during vacations or illness). Notwithstanding the foregoing, Executive shall be entitled to devote a reasonable amount of time to civic and community affairs and the management of his personal investments so long as these other activities do not interfere with the performance of Executive’s duties hereunder.

(c)       Executive’s principal place of business shall be located in an office of the Company in Red Bank, New Jersey. Executive agrees to travel on behalf of the Company as reasonably necessary to perform his duties under this Agreement, including to the Company’s offices in Draper, Utah, to which Executive acknowledges he may be required to travel on a regular basis. The Company will reimburse Executive in accordance with Section 6 below for all reasonable and necessary costs in connection with such travel.

Section 3.       Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of $200,000 payable in regular installments in accordance with the Company’s usual payroll practices. Payment of the Base Salary to the Executive shall commence no later than 90 days from the Effective Date, or if earlier, as soon as the CEO determines that the Company is financially capable initiating the payment of the Base Salary, at which time Executive shall be paid all Base Salary earned for the period commencing on the Effective Date through the payment. All salary earned from the starting data of employment shall be accrued on the Company’s books. The Base Salary shall be reviewed annually and shall be increased (but not reduced) based on performance criteria to be agreed upon between the CEO and the Executive at the beginning of each operating year during the Term. Upon achievement of annual performance metrics, as agreed between the CEO and the Executive and approved by the Compensation Committee of the Board of Directors, the Base Salary will increase to $300,000 commencing with the beginning of the second year of the Term. Executive’s position is exempt and Executive will not be eligible for overtime pay.

Section 4.       Annual Bonus. During the Term, Executive will be eligible to receive a performance-based annual bonus (“Annual Bonus”) with a target amount of no less that 50% of Executive’s Base Salary for the relevant year based upon performance criteria to be agreed upon between the CEO and the Executive and approved by the Compensation Committee of the Board of Directors at the beginning of each fiscal year of the Company subject to executive’s continued employment through the last day of such year. Subject to Section 11(c) hereof, the Annual Bonus will paid no later than the first pay period following the fiscal year-end earnings call covering the year in which the Annual Bonus was earned.

Section 5.       Equity Compensation

(a)       Upon execution of the employment letter dated May 15, 2012, Executive was granted an award of Two Hundred Fifty Thousand (250,000) restricted stock units (“RSUs”) in respect of shares of common stock of the Company (“Common Stock”) that will vest as follows subject to the continuing employment of Executive on the vesting date or as otherwise provided in Section 8 hereof: (a) fifty percent of the RSUs, or One Hundred Twenty Five Thousand (125,000) shares of Common Stock, will vest on the first anniversary of the Effective Date and (b) the balance of the RSUs, or One Hundred Twenty Five Thousand (125,000) shares of Common Stock, will vest quarterly or with respect to Thirty One Thousand two Hundred and Fifty (31,250) shares of Common Stock on each of (i) June 30, 2013, (ii) September 30, 2013, (iii) December 31, 2013 and (iv) March 31, 2014.

(b)       In respect of vested RSUs will delivered upon the earliest of the Executive’s (i) death, (ii) Disability, (iv) termination of employment (unless such termination is for Cause), (iv) a change in control event (within the meaning of Internal Revenue Code Regulations Section 1.409A-3(i)(5)) or (v) the second anniversary of the Effective Date. The employee will have the option of satisfying applicable withholding taxes arising in connection with the RSUs by (i) directing the Company to withhold the necessary amount of shares of Common Stock or (ii) paying to the Company the amount of any such withholding taxes or (iii) a combination of the foregoing.

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Section 6.       Expenses. The Company shall reimburse Executive for the ordinary, necessary and reasonable business expenses incurred by him in the performance of his duties hereunder; provided, that such expenses are incurred and accounted for in accordance with the Company’s written policies and procedures including proper documentation and approval. All such expenses shall be reimbursed in a timely manner consistent with the Company’s policies and procedures. Any such reimbursement shall take place no later than March 15 of the calendar year that immediately follows the calendar year in which the expense was incurred.

Section 7.       Benefits.

(a)       During the Term, Executive shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, life insurance, retirement accounts, vacation and holiday allowances and other employee benefits provided by Company to similarly situated employees on terms and conditions no less favorable than those offered to such employees (and no less favorable to Executive than similar plans offered by Company to its executive management). Such participation shall be subject to the terms of the applicable plan documents and the Company’s generally applicable policies.

(b)       Vacations. During the Term, Executive shall be entitled to fifteen (15) paid vacation days during each calendar year hereunder.

Section 8.       Termination of Employment.        Either Party may terminate Executive’s employment hereunder for any reason upon thirty days advance written notice or as otherwise provided under the provisions of this Section 8. In the event that the Executive’s employment is terminated for any reason, the Executive will be entitled to payment of (a) accrued but unpaid base salary, employee benefits and reimbursement of business expenses through the termination date, (b) any prior year’s Annual Bonus earned but unpaid prior to the termination date and (c) any vested RSUs (collectively, the “Accrued Amounts”).

(a)       Death.

(i)       The Term and Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)       Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 8(a), Executive’s estate shall be entitled to the Accrued Amounts, and any unvested Company equity awards, including the RSUs, shall fully vest. All other benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company. Executive’s estate shall not accrue any additional compensation (including any Base Salary or annual bonus) or other benefits under this Agreement following such termination of employment, except for any benefits to which Executive (or his estate) is entitled pursuant to the terms of the employee benefit plans of the Company in which Executive is participating immediately prior to such termination.

(b)       Disability.

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(i)       At any time during the Term, the Company may terminate the Term and Executive’s employment hereunder due to Executive’s Disability (as defined below). “Disability” means Executive becoming disabled during the Term by reason of any illness, injury, accident or condition of either a physical or psychological nature and, as a result, in unable to perform substantially all of his duties and responsibilities after reasonable accommodation, as may be required by applicable law, for any period of one hundred eighty (180) consecutive calendar days.

(ii)       Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 8(b), Executive shall be entitled to receive the Accrued Amounts, and any unvested Company equity awards, including the RSUs, shall fully vest . Executive shall not accrue any additional compensation (including any Base Salary or annual bonus) or other benefits under this Agreement following such termination of employment. All other benefits, if any, due to Executive following the expiration of the Term pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not participate in any severance plan, policy or program of the Company.

(c)       Termination for Cause; Voluntary Termination.

(i)       At any time during the Term, (A) the Company may terminate the Term and Executive’s employment hereunder for “Cause” (as defined below) by written notice specifying the grounds for Cause in reasonable detail, and (B)  Executive may terminate the Term and Executive’s employment hereunder “voluntarily” (that is, other than by death or disability in accordance with Section 8(a) or 8(b) or due to Good Reason in accordance with Section 8(d)).

(ii)       For purposes of this Agreement, “Cause” shall mean: (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Employee to perform his material duties and obligations hereunder; (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Company is a party or with which it is associated (other than the sale of Company capital stock by Employee or his family member) without making disclosure to, and obtaining the prior written consent of, the Company. For purposes of this Agreement, “family” shall mean Employee’s spouse and/or un-emancipated children. The written notice given hereunder by Company to Employee shall specify in reasonable detail the cause for termination. In the case of a termination described in clauses (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of a termination described in clauses (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Company’s notice, to be heard before the Board and to cure the breach or other event giving rise to the termination, and no termination for Cause shall be effective unless Employee fails to cure the breach within such period.

(iii)       Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 8(c) by the Company for Cause, or by the Executive voluntarily, Executive shall be entitled to receive the Accrued Amounts. Executive shall not accrue any additional compensation (including any Base Salary or annual bonus) or other benefits under this Agreement following such termination of employment. All other benefits, if any, due to Executive following Executive’s termination of employment for Cause or due to Executive’s voluntary termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not participate in any severance plan, policy or program of the Company.

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(d)       Termination without Cause; for Good Reason.

(i)       At any time during the Term, the Company may terminate the Term and Executive’s employment hereunder without Cause and Executive may terminate the Term and his employment for Good Reason.

(ii)       Upon the termination of Executive’s employment pursuant to this Section 8(d), Executive shall receive (A) the Accrued Amounts, (B) any unvested Company equity awards, including the RSUs, shall fully vest and (C) Executive shall receive a lump sum severance payment within fifteen (15) days following the termination date in an amount equal to the greater of (i) Executive’s Base Salary for the balance of the Term or (ii) six (6) months’ Base Salary, in each case at the rate in effect immediately prior to such termination and iii) benefits for the same term related to the base salary period. All other benefits, if any, due Executive following a termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not participate in any severance plan, policy or program of the Company. Executive shall not accrue any additional compensation (including any Base Salary or annual bonus) or other benefits under this Agreement following such expiration of the Term.

(iii)       “Good Reason” shall mean any of the following events occurs that are not cured by the Company within thirty (30) days of written notice specifying the occurrence such Good Reason event, which notice shall be given by Executive to the Company within ninety (90) days after the occurrence of the Good Reason event : (A) any reduction in Executive’s then-current Salary; (B) any material failure by the Company to timely grant, or timely honor, any equity or long-term incentive award; (C) any failure by the Company to pay or provide required Salary, Equity Compensation or any bonus or incentive compensation and benefits as required herein; (D) a material diminution in Employee’s title, duties, responsibility or authority; (E) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Company or upon a merger, consolidation, sale or similar transaction of Company; (F) the voluntary or involuntary dissolution of Company, the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company; (G) a material diminution in Employee’s title, duties, responsibility or authority; any requirement that Executive’s principal place of business be relocated such that he reasonably cannot maintain his primary residence at the address set forth in Section 13(d) hereof or (H) a material breach of the provisions of this Agreement by the Company.

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(e)       Notice of Termination. Any purported termination of employment by the Company or Executive during the Term (other than pursuant to Section 8(a)) shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 13(d) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the termination date, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f)       No Mitigation; No Off-Set. Executive will not be required to seek other employment or attempt to reduce any payments due to Executive under this Section 8, and any compensation (in whatever form) earned by Executive from any subsequent employment will not offset or reduce the Company’s severance obligations under this Section 8 following Executive’s termination. The Company’s obligation to pay Executive any payments under this Section 8 will not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company.

Section 9.       Restrictive Covenants.

(a)       Confidential Information. Executive shall not, in any manner, for any reasons, either directly or indirectly, use for the benefit of any person or entity other than Company, or otherwise divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public regarding which the Company’s business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law or a court of competent jurisdiction. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Company’s business and good will, and that any breach of the terms of this Section 9(a) shall be a material and incurable breach of this Agreement. Confidential Information shall not include: (i) information obtained or which became known to Executive other than through his employment by Company; (ii) information in the public domain at the time of the disclosure of such information by Executive; (iii) information that Executive can document was independently developed by Executive; and (iv) information that is disclosed by Executive with the prior written consent of Company.

(b)       Non-Competition. During the Term of this Agreement and for one year thereafter, Executive shall not engage, without the prior consent of Company in any of the following competitive activities: (a) engaging directly or indirectly in any business in competition with any material business engaged in (or proposed to be engaged in as evidenced by documented discussions, which discussions in the case of post-employment non-competition, must have occurred prior to termination of Executive’s employment) by Company; (b) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Company, or attempting to so solicit or take away; or (c) interfering with any contractual or other relationship between Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor. In addition, during the Term and for two years thereafter, neither party (including any affiliate of either party) shall make or cause to be made any negative statement of any kind concerning the other party or its affiliates, or their directors, officers or agents or employees.

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(c)       Return of Documents. Executive agrees that all documents and materials furnished to Executive by Company and relating to Company’s business or prospective business are and shall remain the exclusive property of Company. Executive shall deliver all such documents and materials, uncopied, to Company upon demand therefore and in any event upon expiration or termination of this Agreement.

(d)       Inventions. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Executive, alone or with others, during the Term, whether or not during working hours, that are within the scope of the business of Company or that relate to or result from any of Company’s work or projects or the services provided by Executive to Company pursuant to this Agreement, shall be the exclusive property of Company. Executive agrees to assist Company, at Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Company.

(e)       Conflicts of Interest. To ensure that Executive avoids situations that create an actual or potential conflict between personal interests and those of the Company in performing his duties, during the Term, Executive will promptly disclose to the Board of Directors of the Company full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Company or to any of its suppliers or customers and the Executive further agrees to adhere to any Conflict of Interest Policy that may be adopted by the Board of Directors of the Company.

(f)        Injunctive Relief. Executive acknowledges and agrees that the covenants and obligations of Executive set forth in this Section 9 with respect to non-competition, non-solicitation, confidentiality and Company’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Section 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have at law or in equity.

(g)        Executive agrees that the provisions of this Section 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Company, the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company, the provisions of this Section 9 shall be of no further force or effect.

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Section 10.       Indemnification. The Company will indemnify Executive to the fullest extent permitted by law and its bylaws (including advancement of legal fees) for any action or inaction of Executive while serving as an officer or director of the Company. The Company will cover Executive under its directors and officers liability insurance policies both during and, while potential liability exists, after Executive’s termination of employment. The provisions of this Section 10 shall survive the termination of Executive’s employment with the Company.

Section 11.       Code Section 409A.

(a)       Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.

(b)       Separate Payments. Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Code Section 409A and Final Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c)       Short-Term Deferral. Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, on or prior to March 15 of the year following the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.

(d)       Specified Employee. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his termination date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Code Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Code Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay.

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(e)       Separation from Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the Termination date for purposes of any such payment or benefits.

(f)       No Designation. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

(g)       Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

Section 12.       Code Section 280G.

(a)       In the event that Executive shall become entitled to payments and/or benefits provided by the Agreement or any other amounts to (or for the benefit of) Executive that constitute “parachute payments,” as such term is defined under Section 280G of the Code, as a result of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and similar tax, if any, that may hereafter be imposed by any taxing authority), the Company shall pay to Executive at the time specified in clause (v) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Company Payments together with the Gross-Up Payment, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

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(b)       For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax: (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or a certified public accountant appointed following a change in ownership that is or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)       In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and Executive.

(d)       For purposes of determining the amount of the Gross-Up Payment, Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction). Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

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(e)       The Gross-Up Payment or portion thereof provided for in clause (iv) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iv) above, as soon as the amount thereof can reasonably be determined, but in no event later than the seventy-fifth (75th) day after the occurrence of the event subjecting Executive to the Excise Tax. Subject to clauses (iv) and (ix) of this Exhibit B, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(f)       In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event that the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate with the Company and its representatives.

(g)       The Company shall be responsible for all charges of the Accountants.

(h)       The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 12.

(i)       Nothing in this Section 12 is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(j)       Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Section 12 shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

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(k)       The provisions of this Section 12 shall survive the termination of Executive’s employment with the Company for any reason.

Section 13.       Miscellaneous.

(a)       Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company Group in connection with the performance of his duties hereunder.

(b)       Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

(c)       Successors and Assigns. Executive may not assign his rights or interests under this Agreement. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

(d)       Notice. For the purpose of this Agreement, all communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given five (5) days after the date of deposit in the mail.

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If to the Company, to:

Investview, Inc.

12244 South Business Park Drive, Suite 240

Draper, UT 84020

Telephone: (___) ___________

Facsimile: (___) ___________

Attention: Dr. Joseph J. Louro

with a copy to:

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Telephone: 516-833-5034

Facsimile: 516-977-1209
Attention: Stephen M. Fleming, Esq.

If to Executive, to:

Randy MacDonald

38 River Avenue

Monmouth Beach, NJ 07750

Telephone:

Facsimile:

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1010

Facsimile: (212) 872-1002
Attention: Rolf Zaiss, Esq.

(e)       GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF UTAH OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF UTAH TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF UTAH WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. .

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(f)       JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(g)       Severability. If any term or provision of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Parties agree that a reviewing court shall have the authority to “blue pencil” or modify this agreement so as to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law.

(h)       Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language by the drafting party is hereby waived by each Party.

(i)       Legal Fees. The Company shall either pay or reimburse Executive (as elected by the Company) for all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and drafting of this Agreement

(j)       Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements (including, but not limited to, the Original Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein. For the avoidance of doubt, the Company and the Executive agree and acknowledge that the entering into of this Agreement, and the provision that this Agreement supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein.

(k)       Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

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(l)       Headings. The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

(m)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

INVESTVIEW, INC.

By:	/s/ Dr. Joseph J. Louro
Name: Dr. Joseph J. Louro Title: Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ John R. MacDonald
John R. MacDonald
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